Exhibit 99.3

EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them a statement on Schedule 13D (including amendments thereto, if any) with respect to the shares of common stock of Trump Media & Technology Group Corp. a Delaware corporation, and that this Agreement may be included as an Exhibit to such joint filing. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the date listed below.

Dated: December 30, 2024

DONALD J. TRUMP

	By:	/s/ Donald J. Trump, by Jonathan Talcott pursuant to Power of Attorney
Name: Donald J. Trump

DONALD J. TRUMP JR.

	By:	/s/ Donald J. Trump Jr., by Jonathan Talcott pursuant to Power of Attorney
Name: Donald J. Trump Jr.

DONALD J. TRUMP REVOCABLE TRUST DATED APRIL 7, 2014

	By:	/s/ Scott Glabe
Name: Scott Glabe
Title: Attorney-in-Fact